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                                                                   EXHIBIT 11.01
                                                                   -------------

                               NASHUA CORPORATION
                               ------------------
         COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
         --------------------------------------------------------------

(In thousands, except per share data)

                                                                                     Year Ended December 31,
                                                                            ------------------------------------------
                                                                               1996             1995              1994
                                                                            -------         --------            ------
Income (loss) from continuing operations                                    $16,493         $(15,470)           $2,210
Income (loss) from discontinued operations, net of taxes                        524              739               (63)
Gain on sale of discontinued operation, net of taxes                          8,434                -                 -
                                                                            -------         --------            ------
Income (loss) before extraordinary loss                                      25,451          (14,731)            2,147
Extraordinary loss on extinguishment of debt, net of tax benefit             (1,257)               -                 -
                                                                            -------         --------            ------

Net income (loss)                                                           $24,194         $(14,731)           $2,147
                                                                            =======         ========            ======

Shares:

  Weighted average common shares
    outstanding during the period                                             6,378            6,374             6,343

  Common equivalent shares                                                       24                -                17
                                                                            -------         --------            ------

                                                                              6,402            6,374             6,360
                                                                            =======         ========            ======
Earnings (loss) per common share(1):
   Income (loss) from continuing operations                                 $  2.58         $  (2.43)           $  .35
   Income (loss) from discontinued operations                                   .08              .12              (.01)
   Gain on sale of discontinued operation                                      1.32                -                 -
                                                                            -------         --------            ------
   Income (loss) before extraordinary loss                                     3.98            (2.31)              .34
   Extraordinary loss on extinguishment of debt                                (.20)               -                 -
                                                                            -------         --------            ------
Net income (loss)                                                             $3.78         $  (2.31)           $  .34
                                                                            =======         ========            ======

(1) The computation of earnings (loss) per common share on a fully diluted basis results in no change to the earnings per common share amounts indicated above.







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